(g)(53)
September 17, 2009
JPMorgan Chase Bank, N.A.
4 New York Plaza, Floor 17
New York, NY 1004-2413
Attn: Anna Marie Calla Minniti

Re:	Goldman Sachs Trust; additional portfolios under the Goldman Sachs Trust contract
Ladies and Gentlemen:
This is to advise you that the Goldman Sachs Structured International Equity Fund and Goldman Sachs Structured International Equity Flex Fund (collectively the “Funds”), a Series of the Goldman Sachs Trust (the “Trust”) will be changing their Custodian. In accordance with Schedule 1 – Listing Of Funds of the Custodian Contract (the “Contract”), between the Trust and JPMorgan Chase Bank, N.A dated as of June 30, 2006, the Trust hereby requests that you act as Custodian of the Funds under the terms of the Contract.
Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Trust and retaining one copy for your records.

GOLDMAN SACHS TRUST
By:	/s/ Scott M. McHugh
Name:	Scott M. McHugh
Title:	Assistant Treasurer of the Funds

Agreed to this 17th day of September, 2009.

JPMORGAN CHASE BANK, N.A.
By:	/s/ Daniel J. Manniello
Name:	Daniel J. Manniello
Title:	Executive Director